Exhibit 4.2

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

(Expressed in Canadian Dollars)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of The Very Good Food Company Inc.

Opinion

We have audited the consolidated financial statements of The Very Good Food Company Inc. (formerly The Very Good Butchers Inc.) (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, and the consolidated statements of comprehensive loss, changes in shareholders’ deficiency, and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2019 and 2018, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

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Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 to the financial statements, which describes events or conditions, that indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information. The other information comprises the information included in Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

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Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

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Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

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Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

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Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

May 14, 2020

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Consolidated Statements of Financial Position

(Expressed in Canadian dollars)

	Notes	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash		$405,610	$13,881
Accounts receivable	4	72,844	11,559
Inventory	5	55,923	2,500
Prepaids and deposits	6	82,653	18,214
Due from shareholders	13	24,280	—

Total current assets		641,310	46,154
Property and equipment	7	309,509	78,949
Right-of-use assets	8	393,400	—

Total assets		$1,344,219	$125,103

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	9	$232,306	$151,790
Deferred revenue		7,576	—
Loans payable	10	31,181	66,040
Current portion of convertible debentures	11	329,099	—
Current portion of lease liabilities	12	135,325	27,361
Due to shareholders	13	—	58,421

Total current liabilities		735,487	303,612
Convertible debenture	11	692,166	332,505
Lease liabilities	12	257,147	6,256

Total liabilities		1,684,800	642,373

SHAREHOLDERS’ DEFICIENCY
Share capital	14	2,245,422	83
Equity reserves	15, 16	272,894	—
Deficit		(2,858,897)	(517,353)

Total shareholders’ deficiency		(340,581)	(517,270)

Total liabilities and shareholders’ deficiency		$1,344,219	$125,103

Nature and continuance of operations (Note 1)

Commitments (Notes 12 and 21)

Events after the reporting period (Note 23)

Approved and authorized for issue by Board of Directors on May 14, 2020.

/s/ Mitchell Scott	/s/ James Davidson
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Consolidated Statements of Comprehensive Loss

(Expressed in Canadian dollars)

		Years ended
	Notes	December 31, 2019	December 31, 2018
Sales		$999,797	$1,050,403
Cost of sales	5	685,963	650,654

Gross margin		313,834	399,749

Operating expenses
Advertising and promotion		$43,571	$36,552
Bank charges		4,895	3,262
Bad debt expense		7,734	—
Depreciation	7, 8	161,583	19,785
Insurance		8,081	7,519
Meals and entertainment		12,426	8,999
Office and administration		118,176	54,809
Professional fees		976,768	104,552
Rent		46,815	52,596
Repairs and maintenance		35,132	2,314
Research and development		106,021	—
Selling costs		98,138	43,871
Share-based compensation	16	200,933	—
Small tools and supplies		87,708	43,052
Telephone and utilities		15,365	1,177
Travel		87,005	48,192
Wages and benefits	13	460,354	312,098

Total operating expenses		2,470,705	738,778

Net loss before other items		(2,156,871)	(339,029)
Other items
Impairment of property and equipment	7	(11,405)	—
Interest expense	17	(173,268)	(59,693)

Net and comprehensive loss		$(2,341,544)	$(398,722)

Loss per share – basic and diluted		$(0.06)	$(0.01)

Weighted average number of shares outstanding – basic and diluted		36,330,356	30,000,000

The accompanying notes are an integral part of these consolidated financial statements.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in Canadian dollars)

Share capital
	Number of shares	Amount	Equity reserves	Deficit	Total shareholders’ deficit
Balance at January 1, 2018	30,000,000	$83	$—	$(118,631)	$(118,548)
Net loss for the year	—	—	—	(398,722)	(398,722)

Balance at December 31, 2018	30,000,000	83	—	(517,353)	(517,270)
Issuance of units for cash	12,332,002	1,849,800	—	—	1,849,800
Issuance of units for services	3,183,337	405,539	71,961	—	477,500
Share issuance costs	—	(10,000)	—	—	(10,000)
Share-based compensation	—	—	200,933	—	200,933
Net loss for the year	—	—	—	(2,341,544)	(2,341,544)

Balance at December 31, 2019	45,515,339	$2,245,422	$272,894	$(2,858,897)	$(340,581)

The accompanying notes are an integral part of these consolidated financial statements.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Consolidated Statements of Cash Flows

(Expressed in Canadian dollars)

	Years ended
	December 31, 2019	December 31, 2018
Operating activities
Net loss	$(2,341,544)	$(398,722)
Adjustments for non-cash items:
Interest and accretion expense	173,268	59,693
Depreciation	161,583	19,785
Share-based compensation	200,933	—
Units issued for services	477,500	—
Impairment of property and equipment	11,405	—
Changes in non-cash working capital items:
Accounts receivable	(61,285)	(1,203)
Inventory	(53,423)	—
Prepaids and deposits	(64,439)	(10,073)
Accounts payable and accrued liabilities	47,608	168,736
Deferred revenue	7,576	(16,210)
Due to related parties	8,295	—

Net cash used in operating activities	(1,432,523)	(177,994)

Investing activities
Purchase of property and equipment	(281,921)	(14,351)

Net cash used in investing activities	(281,921)	(14,351)

Financing activities
Proceeds from issuance of units, net of issuance costs	1,839,800	—
Proceeds from shareholder loans	33,000	222,655
Repayments of shareholder loans	(123,996)	(294,332)
Proceeds from loans payable	127,344	125,150
Repayments of loans payable	(191,801)	(141,705)
Payments of lease liabilities	(163,290)	(34,962)
Proceeds from convertible debt	585,116	319,887

Net cash provided by financing activities	2,106,173	196,693

Increase in cash	391,729	4,348
Cash, beginning	13,881	9,533

Cash, ending	$405,610	$13,881

Supplemental cash flow disclosure (Note 18)

The accompanying notes are an integral part of these consolidated financial statements.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

1.	Nature and continuance of operations

The Very Good Food Company Inc. (formerly The Very Good Butchers Inc.) (the “Company”) was incorporated on December 27, 2016, under the laws of the province of British Columbia, Canada, and its principal activity is the production and distribution of plant based meats, and the operation of a vegan restaurant in Victoria, BC, Canada. The Company changed its name from The Very Good Butchers Inc. to The Very Good Food Company Inc. on October 1, 2019.

The Company’s registered and records office are located at Suite 409 – 221 West Esplanade, North Vancouver, British Columbia, BC V7M 3J3.

These consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes that the Company will be able to realize its assets and satisfy its liabilities in the normal course of business for the foreseeable future. Management is aware, in making its going concern assessment, of material uncertainties related to events and conditions that may cast significant doubt upon the Company’s ability to continue as a going concern.

The continued operations of the Company are dependent on future profitable operations, management’s ability to manage costs and the future availability of equity or debt financing. Whether and when the Company can generate sufficient operating cash flows to pay for its expenditures and settle its obligations as they fall due is uncertain. These consolidated financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and statement of financial position classifications that would be necessary were the going concern assumption inappropriate. These adjustments could be material.

2.	Basis of Presentation

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

Basis of presentation and consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: The Very Good Butchers Inc. (formerly 1218151 B.C. Ltd.), 1218169 B.C. Ltd., and 1218158 B.C. Ltd., companies incorporated on July 31, 2019, in the province of British Columbia, Canada. All inter-company balances and transactions have been eliminated on consolidation.

These consolidated financial statements have been prepared on an accrual basis and are based on historical costs, modified where applicable. The presentation and functional currency of the Company is the Canadian dollar. In the opinion of the Company’s management, all adjustments considered necessary for a fair presentation have been included.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

2.	Basis of Presentation (continued)

Significant estimates and assumptions

The preparation of financial statements in accordance with IFRS requires the Company to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the year. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

Judgments, estimates and assumptions where there is significant risk of material adjustments to assets and liabilities in future accounting periods include the application of the going concern assumption, net realizable value of inventory, collectability of accounts receivable, carrying value of property and equipment, right-of-use assets, the fair value measurements for financial instruments, the fair value of share-based payment transactions, and the recoverability and measurement of deferred tax assets.

3.	Significant accounting policies

Inventory

Inventory consists primarily of finished goods and raw materials. Inventory is measured at the lower of cost and net realizable value. Cost is determined using the weighted average method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. If the Company determines that the estimated net realizable value of its inventory is less than the carrying value of such inventory, it records a charge to cost of sales.

Financial instruments

The Company’s financial instruments consist of cash, accounts receivable, due to/from shareholders, accounts payable and accrued liabilities, loans payable, and convertible debentures.

The Company follows the requirements of IFRS 9, Financial Instruments (“IFRS 9”). IFRS 9 utilizes a model for recognition and measurement of financial instruments in a single, forward-looking “expected loss” impairment model.

(i)	Classification and subsequent measurement

Financial assets

On initial recognition, a financial asset is classified as measured at: amortized cost; fair value through other comprehensive income (“FVOCI”) – debt investment; FVOCI—equity investment; or FVTPL. Financial assets are not reclassified subsequent to their initial recognition unless the Company changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as FVTPL:

•	it is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

(i)	Classification and subsequent measurement (continued)

Financial assets (continued)

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as FVTPL:

•	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets: Subsequent measurement and gains and losses

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Financial assets at FVTPL: These assets are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in the consolidated statement of comprehensive loss.

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Financial assets at amortized cost: These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in the consolidated statement of comprehensive loss. Any gain or loss on derecognition is recognized in the consolidated statement of comprehensive loss.

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Debt investments at FVOCI: These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in the consolidated statement of comprehensive loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to the consolidated statement of comprehensive loss.

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Equity investments at FVOCI: These assets are subsequently measured at fair value. Dividends are recognized as income in the consolidated statement of comprehensive loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to the consolidated statement of comprehensive loss.

Financial liabilities

Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in the consolidated statement of comprehensive loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in the consolidated statement of comprehensive loss. Any gain or loss on derecognition is also recognized in the consolidated statement of comprehensive loss.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Financial instruments (continued)

(ii)	Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. The Company enters into transactions whereby it transfers assets recognized in its consolidated statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled, or expire. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value.

On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in the consolidated statement of comprehensive loss.

(iii)	Offsetting

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statement of financial position when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(iv)	Impairment

Financial assets and contract assets

The Company recognizes loss allowances for expected credit losses (“ECL”) on:

•	financial assets measured at amortized cost;

•	debt investments measured at FVOCI; and

•	contract assets (as defined in IFRS 15).

The Company measures loss allowances on amounts receivable at an amount equal to lifetime ECL. When determining whether the credit risk of a financial asset has increased significantly since initial recognition and when estimating ECL, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis, based on the Company’s historical experience and informed credit assessment and including forward-looking information.

The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Financial instruments (continued)

(iv)	Impairment (continued)

The Company considers a financial asset to be in default when:

•	the borrower is unlikely to pay its credit obligations to the Company in full, without recourse by the Company to actions such as realizing security (if any is held); or

•	the financial asset is more than 90 days past due.

Lifetime ECLs are the ECLs that result from all possible default events over the expected life of a financial instrument.

12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months).

The maximum period considered when estimating ECLs is the maximum contractual period over which the Company is exposed to credit risk.

Measurement of ECLs

ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and the cash flows that the entity expects to receive).

ECLs are discounted at the effective interest rate of the financial asset.

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	significant financial difficulty of the borrower or issuer;

•	a breach of contract such as a default or being more than 90 days past due;

•	the restructuring of a loan or advance by the Company on terms that the Company would not consider otherwise;

•	it is probable that the borrower will enter bankruptcy or other financial reorganization; or

Presentation of allowance for ECL in the statement of financial position

Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets.

Write-off

The gross carrying amount of a financial asset is written off (either partially or in full) to the extent that there is no realistic prospect of recovery. This is generally the case when the Company determines that the debtor does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Property and equipment

Property and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the consolidated statement of comprehensive loss during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated statement of comprehensive loss.

Amortization is calculated on a straight-line method to write off the cost of the assets to their residual values over their estimated useful lives. The amortization rates applicable to each category of property and equipment are as follows:

Class of property and equipment	Amortization rate

Restaurant and production equipment	5 years
Furniture and fixtures	5 years
Computer equipment	1 year
Computer software	1 year
Leasehold improvements	Term of lease

Impairment of non-financial assets

At each reporting period, the Company assesses whether there are indicators of impairment for its non-financial assets. If indicators exist, the Company determines if the recoverable amount of the asset or cash generating unit (“CGU”) is greater than its carrying amount. A CGU is defined as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows of other assets or groups of assets.

If the carrying amount exceeds the recoverable amount, the asset or CGU is recorded at its recoverable amount with the reduction recognized in profit or loss. The recoverable amount is the greater of the value in use or fair value less costs to sell. Fair value is the amount the asset could be sold for in an arm’s length transaction. The value in use is the present value of the estimated future cash flows of the asset from its continued use. The fair value less costs to sell considers the continued development of a property and market transactions in a valuation model.

Impairments are reversed in subsequent periods when there has been an increase in the recoverable amount of a previously impaired asset or CGU and these reversals are recognized in profit or loss. The recovery is limited to the original carrying amount less depreciation, if any, that would have been recorded had the asset not been impaired.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Revenue recognition

The Company generates revenue from the sale of vegan meats through a storefront, a vegan restaurant, public markets, wholesale arrangements and online e-commerce sales. The time between invoicing and when payment is due is not significant and none of the Company’s contracts contain a significant financing component.

The Company follows IFRS 15, Revenue from Contracts with Customers (“IFRS 15”), to recognize its revenue. IFRS 15 establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15 the Company’s accounting policy for revenue recognition is as follows: i) identify the contract with the customer; ii) identify the performance obligation(s) in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligation(s); and (v) recognize revenue when (or as) performance obligation(s) are satisfied.

For storefront, restaurant and public market sales, revenue is recognized immediately upon providing the customer with the product. For wholesale arrangements and online e-commerce sales, revenue is recognized when delivery has occurred and there is no unfulfilled obligation that could affect the customer’s acceptance. These criteria are generally met at the time the product leaves the Company’s premises and at that point, control has passed to the customer. Revenue is measured based on the price specified in the Company’s invoice provided to the customer. The Company does not have any multiple-element revenue arrangements. Revenue is presented net of discounts and sales and other related taxes.

Income taxes

Cost of sales includes the expenses incurred to acquire and produce inventory for sale, including product costs, freight costs, packaging costs and labour costs. In addition, cost of sales consists of provisions for reserves related to product shrinkage, excess or obsolete inventory, or lower of cost and net realizable value adjustments as required.

Current income tax:

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred income tax:

Deferred income tax is recognized, using the asset and liability method, on temporary differences at the reporting date arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Loss per share

Basic loss per share is calculated by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the loss attributable to common shareholders equals the reported loss attributable to owners of the Company. Diluted loss per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period.

Comprehensive loss

Comprehensive loss is the change in the Company’s net assets that results from transactions, events and circumstances from sources other than the Company’s shareholders and includes items that are not included in the consolidated statement of loss.

Recently adopted accounting standards

On January 13, 2016, the IASB published a new standard, IFRS 16, Leases, eliminating the current dual accounting model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Under the new standard, a lease becomes an on-balance sheet liability that attracts interest, together with a new right-of-use asset. In addition, lessees will recognize a front-loaded pattern of expense for most leases, even when cash rentals are constant. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, with earlier adoption permitted.

Effective January 1, 2019, the Company adopted this standard using the modified retrospective approach under which the cumulative effect of initial application was recognized in retained earnings at January 1, 2019. Prior periods have not been restated for the impact of IFRS 16. Comparative information is still reported under IAS 17 and IFRIC 4. The impact of this change in accounting policy is noted below.

For contracts entered into before January 1, 2019, the Company determined whether the arrangement contained a lease under IAS 17. Prior to the adoption of IFRS 16, these leases were classified as operating or finance leases based on an assessment of whether the lease transferred significantly all the risks and rewards of ownership of the underlying asset. The Company leases retail space and equipment.

On transition, the Company elected to apply the practical expedient to grandfather the determination of which contract is or contains a lease and applied IFRS 16 to those contracts that were previously identified as leases. Upon transition to the new standard, right-of-use assets and lease liabilities were measured at the present value of the remaining lease payments discounted by the Company’s incremental borrowing rate as at January 1, 2019. The non-cash adjustment has been excluded from the consolidated statement of cash flows. The weighted average incremental borrowing rate applied to lease liabilities recognized under IFRS 16 was 10.57%.

For contracts entered into subsequent to January 1, 2019 at inception of the contract, the Company assesses whether a contract is, or contains, a lease by evaluating if the contract conveys the right to control the use of an identified asset. For contracts that contain a lease, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Recently adopted accounting standards (continued)

The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted by any initial direct costs, and costs to dismantle and remove the underlying asset less any lease incentives. The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the underlying asset or the end of the lease term. Under IFRS 16, right-of-use assets is tested for impairment in accordance with IAS 36, Impairment of Assets. This replaced the previous requirement to recognize a provision for onerous lease contacts.

The lease liability is initially measured at the present value of lease payments to be paid subsequent to the commencement date of the lease, discounted either at the interest rate implicit in the lease or the Company’s incremental borrowing rate. The lease payments measured in the initial lease liability include payments for an optional renewal period, if any, if the Company is reasonably certain that it will exercise a renewal extension option. The liability is measured at amortized cost using the effective interest method and will be remeasured when there is a change in either the future lease payments or assessment of whether an extension or other option will be exercised. The lease liability is subsequently adjusted for lease payments and interest on the obligation. Interest expense on the lease obligation is included in the consolidated statement of comprehensive loss.

On transition, the Company elected not to recognize right-of-use assets and lease liabilities for leases with a lease term of less than 12 months and for low value leases and recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term, as permitted by IFRS 16. See Note 8 for a continuity schedule of the right-of-use assets. See Note 12 for a continuity schedule of the lease liabilities.

Adoption of IFRS 16 had the following impact on the consolidated statement of financial position as at January 1, 2019:

	(As Previously Reported Under IAS 17)
	December 31, 2018	IFRS 16 Effects	January 1, 2019
Assets
Property and equipment	$78,949	$(45,271)	$33,678
Right-of-use assets	—	122,930	122,930
Total Assets	125,103	77,659	202,762
Liabilities
Current liabilities
Current portion of lease liabilities	27,361	15,742	43,103
Total current liabilities	303,612	15,742	319,354
Lease liabilities	6,256	61,917	68,173
Total Liabilities	$642,373	$77,659	$720,032

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

3.	Significant accounting policies (continued)

Accounting standards issued but not yet effective

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s consolidated financial statements.

Reclassification of prior year comparative figures

Certain comparative figures in the consolidated statement of comprehensive loss have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

4.	Accounts receivable

	December 31, 2019	December 31, 2018
Trade accounts receivable	$38,211	$11,559
GST Input tax credits	34,633	—

	$72,844	$11,559

5.	Inventory

Inventory consisted primarily of finished goods, raw materials and packaging supplies, which were either at the retail location or in the office storage space.

	December 31, 2019	December 31, 2018
Finished goods	$22,816	$2,500
Raw materials	25,057	—
Packaging supplies	8,050	—

	$55,923	$2,500

During the year ended December 31, 2019, $295,457 (2018—$373,352) of inventory was sold and recognized in cost of sales.

6.	Prepaid and deposits

	December 31, 2019	December 31, 2018
Prepaid expenses	$56,341	$7,974
Security deposits	26,312	5,240
Development costs	—	5,000

	$82,653	$18,214

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

7.	Property and equipment

	Restaurant and Production Equipment	Furniture and Fixtures	Computer Equipment	Computer Software	Leasehold Improvements	Vehicle	Total
Cost:
At January 1, 2018	$31,841	$9,254	$891	$9,269	$16,202	$—	$67,457
Additions	27,864	848	—	—	13,503	—	42,215

At December 31, 2018	59,705	10,102	891	9,269	29,705	—	109,672
IFRS 16 transition adjustment	(58,634)	—	—	—	—	—	(58,634)
Additions	196,449	7,928	11,250	—	40,731	61,222	317,580
Transferred from right-of-use assets	19,415	—	—	—	—	—	19,415
Impairment	(21,422)	—	—	—	—	—	(21,422)

At December 31, 2019	$195,513	$18,030	$12,141	$9,269	$70,436	$61,222	$366,611

Depreciation and impairment:
At January 1, 2018	$(2,872)	$(925)	$(245)	$(4,634)	$(2,262)	$—	$(10,938)
Depreciation	(8,700)	(1,865)	(646)	(4,635)	(3,939)	—	(19,785)

At December 31, 2018	(11,572)	(2,790)	(891)	(9,269)	(6,201)	—	(30,723)
IFRS 16 transition adjustment	13,363	—	—	—	—	—	13,363
Depreciation	(22,855)	(3,323)	(3,715)	—	(13,744)	(6,122)	(49,759)
Impairment	10,017	—	—	—	—	—	10,017

At December 31, 2019	$(11,047)	$(6,113)	$(4,606)	$(9,269)	$(19,945)	$(6,122)	$(57,102)

Net book value:
At December 31, 2018	$48,133	$7,312	$—	$—	$23,504	$—	$78,949

At December 31, 2019	$184,466	$11,917	$7,535	$—	$50,491	$55,100	$309,509

The Company’s finance lease obligations are secured by the lessor’s title to the leased assets.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

8.	Right-of-use assets

	Right-of-Use Building	Right-of-Use Equipment	Total
Cost:
Balance, January 1, 2018, and December 31, 2018	$—	$—	$—
IFRS 16 transition adjustment	77,659	58,634	136,293
Additions	212,196	189,513	401,709
Transferred to property and equipment	—	(31,840)	(31,840)

Balance, December 31, 2019	289,855	216,307	506,162

Depreciation and impairment:
Balance, January 1, 2018 and December 31, 2018	—	—	—
IFRS 16 transition adjustment	—	(13,363)	(13,363)
Depreciation	(68,827)	(42,997)	(111,824)
Transferred to property and equipment	—	12,425	12,425

Balance, December 31, 2019	(68,827)	(43,935)	(112,762)

Carrying amounts:
Balance, December 31, 2018	$—	$—	$—

Balance, December 31, 2019	$221,028	$172,372	$393,400

9.	Accounts payables and accrued liabilities

	December 31, 2019	December 31, 2018
Accounts payable	$160,095	$72,853
Accrued liabilities	71,680	63,620
Government remittances payable	531	15,317

	$232,306	$151,790

10.	Loans payable

	December 31, 2019	December 31, 2018
Balance, beginning	$66,040	$49,973
Additions	127,344	125,150
Interest expense	29,598	32,622
Repayments	(191,801)	(141,705)

Balance, ending	$31,181	$66,040

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

10.	Loans payable (continued)

The Company’s loans payable outstanding as at December 31, 2018, are as follows:

	Opening	Principal	Interest	Repayment	Total
Loan 1	$25,123	$—	$—	$(25,123)	$—
Loan 2	24,850	—	—	(24,850)	—
Loan 3	—	56,550	12,728	(31,456)	37,822
Loan 4	—	15,000	4,350	(19,350)	—
Loan 5	—	8,000	2,320	(10,320)	—
Loan 6	—	13,000	3,770	(16,770)	—
Loan 7	—	15,000	4,350	(13,836)	5,514
Loan 8	—	17,600	5,104	—	22,704

Total	$49,973	$125,150	$32,622	$(141,705)	$66,040

The Company’s loans payable outstanding as at December 31, 2019, are as follows:

	Opening	Principal	Interest	Repayment	Total
Loan 3	$37,822	$—	$2,985	$(37,737)	$3,070
Loan 7	5,514	—	—	(5,514)	—
Loan 8	22,704	—	3,272	(25,976)	—
Loan 9	—	50,000	10,698	(47,587)	13,111
Loan 10	—	40,000	—	(25,000)	15,000
Loan 11	—	37,344	12,643	(49,987)	—

Total	$66,040	$127,344	$29,598	$(191,801)	$31,181

Loans 1 and 2, and Loans 4 through 9, are interest bearing at 21% per annum, unsecured with no set terms of repayment. During the year ended December 31, 2018, the Company repaid Loans 1 and 2, and Loans 4 through 6. During the year ended December 31, 2019, the Company repaid Loans 7 and 8.

Loan 3 is interest bearing at 23.08% per annum, payable monthly, secured against the Company’s net assets as at the reporting date with personal guarantees from the CEO and a director, and due on January 13, 2020. In addition, the Company paid a fee of $3,450 as issuance costs. Loan 3 was subsequently repaid.

Loan 10 was executed for the purchase of a vehicle. Loan 10 is non-interest bearing, secured against the purchased vehicle, and due on May 1, 2020. Pursuant to the loan agreement, the Company made a down payment of $15,000, and is to make 10 monthly instalments of $4,000. Loan 10 was subsequently repaid.

Loan 11 is interest bearing at 68% per annum, with payments of $480 required on each business day, secured against the Company’s net assets as at the reporting date with personal guarantees from the CEO and a director, and due on September 4, 2019. The Company also incurred an original issue discount of $11,087 and loan fees of $1,556. During the year ended December 31, 2019, the Company repaid Loan 11.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

11.	Convertible debentures

a)

During the year ended December 31, 2018, the Company issued $351,000 in convertible debentures. In connection with the issuance of the debentures, the Company incurred financing costs of $31,113 and received a net amount of $319,887. On January 11, 2019, the Company completed additional financing of $249,000 in convertible debentures from the same lender. In connection with the issuance of the debentures, the Company incurred financing costs of $20,284 and received a net amount of $228,716. The debentures are unsecured, accrue simple interest at 6% per annum and mature on November 30, 2021. The convertible debentures automatically convert at the earlier of:

(i)	Qualified financing conversion – if the Company raises gross proceeds of at least $2,000,000, other than convertible notes. The debt will covert at the lower of:

a.	85% of the lowest price sold in the qualified financing;

b.	the price determined by dividing $7,500,000 by the number of outstanding common shares in the capital of the Company on a fully diluted basis

(ii)	Liquidity event – if the Company sells shares or assets which triggers a change in control. The debt will convert at the lower of:

a.	85% of the price of the highest-ranking shares based on the valuation given at the liquidity event.

b.	the price determined by dividing $7,500,000 by the number of outstanding common shares in the capital of the Company on a fully diluted basis

(iii)	Maturity date – November 30, 2021. The debt will convert at the lower of:

a.	85% of the price per common shares issued by the Company during the 6-month period preceding the maturity date.

b.	the price determined by dividing $7,500,000 by the number of outstanding common shares in the capital of the Company on a fully diluted basis

As the number of shares to be issued are variable, the convertible debentures are accounted for as a liability with no embedded conversion feature. The effective interest rate of 21% per annum is used, based on the interest rate for loans payable. The financing costs have been netted against the principal balance of the debentures and will be accreted over the term of the debentures using the effective interest method.

During the year ended December 31, 2019, the Company recognized interest and accretion expense of $41,031 (2018 – $12,618). As at December 31, 2019, a total of $602,252 (2018 – $332,505) is outstanding for principal and accrued interest, net of unamortized debt financing costs of $22,784 (2018 – $31,113).

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

11.	Convertible debentures (continued)

b)

On June 20, 2019, the Company completed a financing of convertible debentures in the principal amount of $300,000, which bears compound interest at 1.5% per month, and matures on December 31, 2019. In connection with the issuance of the debentures, the Company paid a finders’ fee of $30,000 and received a net amount of $270,000. These debentures become convertible if the Company undergoes a change of control, amalgamation, merger or other business combination resulting in a “going public transaction”, or in the process of any such transaction raises funds in excess of $2,000,000 as part of the Company’s “going public transaction” (“Qualified Financing”). The debentures will be convertible at a price per share, or per unit, which is equal to the lesser of 85% of the lowest price per share, or unit, sold in the Qualified Financing.

As the number of shares to be issued are variable, the convertible debentures are accounted for as a liability with no embedded conversion feature. The effective interest rate of 21% per annum is used, based on the interest rate for loans payable. The convertible debentures are accreted up over the payment term using the effective interest method.

During the year ended December 31, 2019, the Company recognized interest and accretion expense of $59,099. As at December 31, 2019, a total of $329,099 is outstanding for principal and accrued interest, net of unamortized debt financing costs of $nil.

c)

During the year ended December 31, 2019, the Company entered into convertible promissory notes totaling $86,400, of which $75,000 were received for cash and $11,400 in consideration for consulting fees. The debentures have the same terms as the convertible debentures in a).

During the year ended December 31, 2019, the Company recognized interest expense totaling $3,514. As at December 31, 2019, a total of $89,914 is outstanding for principal and accrued interest.

	December 31, 2019	December 31, 2018
Balance, beginning	$332,505	$—
Additions, net of transaction costs	585,116	319,887
Interest and accretion expense	103,644	12,618

Balance, ending	$1,021,265	$332,505

12.	Lease liabilities

Lease liabilities consist of leases for retail and storage space, and restaurant production equipment. The leases have been discounted using a 10.57% weighted average interest rate.

Lease liability at December 31, 2018	$33,616
IFRS 16 transition adjustment	77,659
Additions	401,709
Less: lease payments	(163,289)
Interest expense	42,777

Lease liability at December 31, 2019	392,472
Less: current portion	135,325

Long-term portion	$257,147

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

12.	Lease liabilities (continued)

The Company’s future minimum lease payments for the retail and storage space leases and equipment is as follows:

	Retail and Storage Space	Equipment	Total
Fiscal year ending December 31, 2020	$82,064	$87,573	$169,637
Fiscal year ending December 31, 2021	84,046	76,289	160,335
Fiscal year ending December 31, 2022	75,227	13,546	88,773
Fiscal year ending December 31, 2023	30,300	2,100	32,400

Total lease payments	271,637	179,508	451,145
Amounts representing interest over the term of the lease	(31,566)	(27,107)	(58,673)

Present value of net lease payments	240,071	152,401	392,472
Less: Current portion	66,254	69,071	135,325

Long-term portion	$173,817	$83,330	$257,147

13.	Related party transactions

Related party balances

As at December 31, 2019, the Company has $18,722 (2018 – $55,464 owing to) owing from the Chief Executive Officer, director and significant shareholder of the Company for expenses paid on behalf of the Company and wages payable. The amount is unsecured, non-interest bearing and has no fixed terms of repayment.

As at December 31, 2019, the Company has $5,558 (2018 – $2,957 owing to) owing from a director of the Company for expenses paid on behalf of the Company and wages payable. The amount is unsecured, non-interest bearing and has no fixed terms of repayment.

As at December 31, 2019, the Company has $3,413 (2018 – $nil) owing to the Chief Financial Officer of the Company, which is included in accounts payable and accrued liabilities. The amount is unsecured, non-interest bearing and has no fixed terms of repayment.

As at December 31, 2019, the Company has $5,815 (2018 – $nil) owing from the Chief Financial Officer of the Company, which is included in prepaids and deposits for prepayment of professional fees.

As at December 31, 2019, the Company has $nil (2018 – $33) owing from a shareholder of the Company. The amount is unsecured, non-interest bearing and has no fixed terms of repayment.

Related party transactions

During the year ended December 31, 2019, $95,027 (2018 – $72,603) was incurred as salaries to the CEO and a director of the Company.

During the year ended December 31, 2019, the Company incurred $84,844 (2018 – $nil) of professional fees to the Chief Financial Officer of the Company, of which $27,500 was paid by the issuance of 183,337 units. Each unit consists of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

13.	Related party transactions (continued)

During the year ended December 31, 2019, $179,227 (2018 – $nil) was recognized as share based payments for stock options granted to the officers and directors of the Company.

14.	Share capital

Authorized share capital

Unlimited number of common shares without par value.

Share subdivisions

On August 8, 2018, the Company completed a non-cash subdivision of its 8 outstanding common shares into 3,000,000 common shares.

On June 20, 2019, the Company completed a non-cash subdivision of the existing 3,000,000 shares into 30,000,000 common shares.

All share and per share amounts in these consolidated financial statements have been retroactively adjusted to reflect the share subdivisions.

Issued share capital

a)

On July 31, 2019, the Company closed a private placement of 12,332,002 units for gross proceeds of $1,849,800. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances.

b)

On August 19, 2019, pursuant to a consultancy agreement entered into January 1, 2019, the Company issued 3,000,000 units with a fair value of $450,000, of which $67,814 was allocated to warrants. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances.

c)

During the year ended December 31, 2019, pursuant to a management services agreement entered into July 15, 2019, with the Chief Financial Officer of the Company, the Company issued a total of 183,337 units with a fair value of $27,500, of which $4,147 was allocated to warrants. Each unit issued was comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances.

15.	Warrants

The following table summarizes information about the warrants at December 31, 2019 and 2018, and the changes for the periods then ended:

	Number of warrants	Weighted average exercise price
Warrants outstanding, January 1, 2018, and December 31, 2018	—	$—
Issued	7,757,670	0.30

Warrants outstanding, December 31, 2019	7,757,670	$0.30

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

15.	Warrants (continued)

The Company’s warrants are exercisable only for common shares. The following table summarizes information about warrants outstanding and exercisable at December 31, 2019:

Exercise price	Expiry date	Warrants outstanding	Weighted average remaining contracted life (years)
$0.30	July 31, 2020	6,174,335	0.58
$0.30	August 16, 2020	1,500,000	0.63
$0.30	August 30, 2020	16,667	0.67
$0.30	September 30, 2020	16,667	0.75
$0.30	October 31, 2020	16,667	0.84
$0.30	November 30, 2020	16,667	0.92
$0.30	December 31, 2020	16,667	1.00

The fair value of warrants issued for services was determined to be $71,961 and estimated using the Black-Scholes Option Pricing Model with the following assumptions:

2019
Risk-free interest rate	1.57%
Dividend yield	0%
Expected volatility	150%
Expected life (years)	1.0
Forfeiture rate	0%

16.	Stock Options

The Company’s Board of Directors approved a stock incentive plan in accordance with the policies of the Canadian Securities Exchange (the “Exchange”), of which the Company has applied for a listing. Refer to Note 20. The Board of Directors is authorized to grant options to directors, officers, consultants or employees to acquire up to 10% of the issued and outstanding common shares of the Company. The exercise price will not be less than $0.10 per share and, in the event that the Company is listed on the Exchange, the market price of the common shares on the trading day immediately preceding the date of the grant, less applicable discounts permitted by the Exchange. The options that may be granted under this plan must be exercisable for over a period of not exceeding 5 years.

The following table summarizes the continuity of the Company’s stock options:

	Number of options	Weighted average exercise price
Outstanding, January 1, 2018, and December 31, 2018	—	$—
Granted	1,513,500	0.25

Outstanding, December 31, 2019	1,513,500	$0.25

Exercisable, December 31, 2019	1,513,500	$0.25

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

16.	Stock Options (continued)

Additional information regarding stock options outstanding as at September 30, 2019, is as follows:

Exercise price	Stock options outstanding	Stock options exercisable	Expiry date
$0.25	1,513,500	1,513,500	December 31, 2024

	1,513,500	1,513,500

The weighted average remaining life of options outstanding is 5.0 years.

Share-based compensation expense is determined using the Black-Scholes option pricing model. During the year ended December 31, 2019, the Company recognized share-based compensation expense of $200,933 (2018 - $nil) in equity reserves, of which $179,227 (2018—$nil) pertains to directors and officers of the Company. The weighted average fair value of options granted during the year ended December 31, 2019, was $0.13 (2018 - $nil) per share. Weighted average assumptions used in calculating the fair value of share-based compensation expense are as follows:

	2019	2018
Risk-free interest rate	1.68%	—
Dividend yield	0%	—
Expected volatility	150%	—
Expected life (years)	5.0	—
Forfeiture rate	0%	—

17.	Interest expense

Interest expense is comprised of the following:

	Year ended December 31, 2019	Year ended December 31, 2018
Interest on short term loans (Note 10)	$29,598	$32,622
Interest on finance lease obligations (Note 12)	42,777	14,453
Interest recorded on convertible debentures (Note 11)	103,644	12,618
Other interest income	(2,751)	—

	$173,268	$59,693

18.	Supplemental cash flow disclosure

	Year ended December 31, 2019	Year ended December 31, 2018
Adoption of IFRS 16	$77,659	$—
ROU assets reclassified to property and equipment	19,415	—
Property and equipment purchase in accounts payable	35,659	—

	$132,733	$—

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

19.	Financial instruments and financial risk management

Fair value

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s consolidated statement of financial position as at December 31, 2019, as follows:

	Fair Value Measurements Using
	Quoted prices in active markets for identical instruments (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Balance, December 31, 2019
Cash	$405,610	$—	$—	$—
Convertible debentures	—	—	1,021,265	1,021,265

	$—	$—	$1,021,265	$1,021,265

As at December 31, 2019, the fair value of financial instruments measured on a recurring basis include convertible debentures based on level 3 inputs, consisting of significant unobservable inputs. The fair value of all other financial instruments approximate their carrying values due to the relatively short-term maturity of these instruments.

Risk factors

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is in its cash. This risk is managed through the use of a major bank which is a high credit quality financial institution as determined by rating agencies. The Company’s secondary exposure to risk is on its other current assets. The carrying amount of financial assets represents the maximum credit exposure.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations and its holdings of cash.

Historically, the Company’s sole source of funding has been from shareholder loans, loans payable and convertible debentures. The Company’s access to financing is always uncertain. There can be no assurance of continued access to significant debt or equity funding.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

19.	Financial instruments and financial risk management (continued)

The following is an analysis of the contractual maturities of the Company’s non-derivative financial liabilities as at December 31, 2019:

	Within one year	Between one and five years	More than five years
Accounts payable and accrued liabilities	$232,306	$—	$—
Deferred revenue	7,576	—	—
Loans payable	31,181	—	—
Convertible debt	329,099	692,166	—
Finance lease obligations	135,325	257,147	—

	$735,487	$949,313	$—

Foreign exchange risk

The Company is not exposed to any significant foreign exchange rate risk.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company does not have floating rate debt, but the short-term debt has maturities less than a year and could lead to interest rate exposure if the Company decides to renew this debt. A 1% change in market interest rates would have an impact on the Company’s net loss of $1,732.

20.	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the general operations of the Company and facilitate the liquidity needs of its operations. The Company’s policy is to maintain a strong capital base so as to maintain investor and creditor confidence, safeguard the Company’s ability to support the expansion of sales and production of product and the development of new production sustain future development of the business. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company defines capital to include its working capital position, share capital, and accumulated deficit. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the year ended December 31, 2019. The Company is not subject to externally imposed capital requirements.

21.	Commitments

Finance leases

a)

On July 20, 2017, the Company entered into a lease agreement for restaurant production equipment. The lease was for a 2-year term, expiring on July 20, 2019. The Company was required to make monthly payments of $623. At the expiration of the lease, the Company exercised the option to purchase the equipment for $10.

b)

On August 3, 2017, the Company entered into a lease agreement for restaurant production equipment. The lease was for a 2-year term, expiring on August 3, 2019. The Company was required to make monthly payments of $414. At the expiration of the lease, the Company exercised the option to purchase the equipment for $10.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

21.	Commitments (continued)

Finance leases (continued)

c)

On August 24, 2017, the Company entered into a lease agreement for restaurant production equipment. The lease was for a 2-year term, expiring on August 24, 2019. The Company was required to make monthly payments of $811. At the expiration of the lease, the Company exercised the option to purchase the equipment for $10.

d)

On December 22, 2017, the Company entered into a lease agreement for the retail and storage space located at 6-1701 Douglas Street, Victoria, BC. The lease is for a 5-year term, commencing on August 1, 2017 and expiring on July 31, 2022. The base rent due under the lease agreement is $1,252 per month during the first year and increases each subsequent year. The Company will also pay additional rent equivalent to 4% of the Company’s gross retail sales, excluding sales from wholesale orders, in excess of $2,000,000 per annum.

e)

On March 28, 2018, the Company entered into four lease agreements for restaurant production equipment. The leases are for a 3-year term, expiring on March 28, 2021. The Company is required to make weekly payments of $289. At the expiration of the lease, the Company has the option to purchase the equipment for the price of $10.

f)

On January 1, 2019, the Company entered into a sub-lease agreement for kitchen and retail space located at 2527 Government Street, Victoria, BC. The lease is for a 4.5-year term, expiring on June 30, 2023. The base rent due under the sub-lease agreement is $3,950 per month for the period from January 1 to June 30, 2019, $4,350 per month for the period from July 1, 2019 to June 30, 2020, $4,600 per month for the period from July 1, 2020 to June 30, 2021, $4,800 per month for the period from July 1, 2021 to June 30, 2022, and $5,050 per month for the period from July 1, 2022 to June 30, 2023.

Also, in relation to the January 1, 2019 sub-lease agreement, the Company entered into a rental agreement for the use of fixtures and equipment located at 2527 Government Street, Victoria, BC. The lease is for a 4.5-year term, expiring on June 30, 2023. The rent due under the rental agreement is $250 per month for the period from January 1, 2019 to June 30, 2020, $300 per month for the period from July 1, 2020 to June 30, 2021, and $350 per month for the period from July 1, 2021 to June 30, 2023.

g)

On January 9, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on January 9, 2022. The Company is required to make monthly payments of $1,858. At the expiration of the lease, the Company has the option to purchase the equipment for $10.

h)

On January 9, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on January 9, 2022. The Company is required to make monthly payments of $2,232.

i)	On March 27, 2019, the Company entered into three lease agreements for equipment. The leases are for a 3-year term, expiring on March 27, 2022. The Company is required to make weekly payments of $188.

j)

On October 2, 2019, the Company entered into a lease agreement for restaurant production equipment. The lease is for a 3-year term, expiring on October 2, 2022. The Company is required to make weekly payments of $187.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

21.	Commitments (continued)

Operating leases

As at December 31, 2019, future payments required under non-cancellable operating leases contracted for but not capitalized in the consolidated financial statements are as follows:

Fiscal year ending December 31, 2020	$7,464

During the year ended December 31, 2019, the Company recognized an expense of $46,815 (2018 – $52,596) resulting from minimum lease payments incurred.

Other commitments

On July 15, 2019 the Company entered into a consulting agreement pursuant to which they engaged Mr. Bonnell as our Chief Financial Officer. Under the terms of the agreement, Mr. Bonnell is paid $5,000 on the 1st day of each month and $5,000 in units, at a price per unit equal to the greater of $0.15 and the market price of the common shares. Each unit issued is comprised of one common share and one-half of share purchase warrant exercisable at a price of $0.30 per share for a period of 12 months from issuance, subject to early acceleration in certain circumstances. The agreement is currently extended on a month to month basis.

22.	Income tax expense

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:

	Year ended December 31, 2019	Year ended December 31, 2018
Net loss	$(2,341,544)	$(398,722)
Statutory tax rate	27%	27%

Expected income tax recovery at the statutory tax rate	$(632,000)	$(108,000)
Non-deductible items and other	56,000	1,000
Share issue costs	(3,000)	—
Adjustments to prior years provision versus statutory tax returns	44,000	11,000
Change in recognized deferred assets	535,000	96,000

Income tax recovery	$—	$—

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

22.	Income tax expense (continued)

The significant components of deferred income tax assets and liabilities as at December 31, 2019 and 2018 are as follows:

	December 31, 2019	December 31, 2018
Non-capital loss carry-forwards	$629,000	$121,000
Share issuance costs	3,000	—
Property and equipment	25,000	1,000

	$657,000	$122,000
Unrecognized deferred tax asset	(657,000)	(122,000)

Net deferred income tax assets	$—	$—

As at December 31, 2019, the Company has non-capital loss carry forward of 2,327,000 (2018—$447,000) in Canada that are available to reduce income otherwise taxable in future years. The non-capital losses will expire, if not used, starting in 2036.

23.	Events after the reporting period

a)

On January 1, 2020, amended on April 29, 2020, the Company granted 2,100,000 stock options to certain officers, directors, employees and consultants of the Company and 1,000,000 bonus options to the Chief Financial Officer of the Company, exercisable for a period of five years until January 1, 2025 at an exercise price of $0.25 per share. The stock options vest as follows: the first third vesting on January 1, 2020; the second third vesting on May 1, 2020 and the final third vesting on September 1, 2020.

b)

On January 1, 2020, the Company granted 1,000,000 bonus options to the Chief Financial Officer of the Company, exercisable for a period of five years until January 1, 2025 at an exercise price of $0.25 per share. The stock options will vest in five instalments over the course of 16 months from the date of grant.

c)

On January 22, 2020, the Company entered into a lease for a restaurant, research and development, production, and distribution facility in Vancouver, B.C., which commences September 1, 2020 for a 10 year term. Pursuant to the lease agreement, the annual base rent is $332,832 per annum for years 1-3, $348,434 per annum for years 4-6, and $369,236 per annum for years 7-10. The Company paid a security deposit of $246,237, which will be applied towards the rent due for each of the 3rd, 13th, and 25th months of the term, with the balance being held as a security deposit. The lease agreement includes an option to renew for two consecutive five-year periods.

d)

On February 11, 2020, the Company entered into a loan agreement with the Chief Executive Officer of the Company and a director of the Company (the “Lenders”), whereby the Lenders agreed to loan the Company up to a maximum aggregate loan amount of $1,200,000 (the “Principal”), in three equal tranches of $400,000. The outstanding amount of the Principal matures on May 11, 2021, and bears interest from and after the date of each advance until repayment at the rate of 0.67% per month, simple interest. The Company also executed a general security agreement with the Lenders, which creates a security interest over all present and after acquired personal property of the Company.

The Very Good Food Company Inc.

(formerly The Very Good Butchers Inc.)

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2019 and 2018

(Expressed in Canadian dollars)

23.	Events after the reporting period (continued)

e)

The Company has filed a prospectus for an Initial Public Offering (the “Offering”) consisting of 14,000,000 common shares for proceeds of $3,500,000. The Company agreed to pay a commission of 8% of the gross proceeds, payable in cash or common shares, at the option of the agent. The Company will also grant agent warrants entitling the agent to purchase the number of common shares equal to 8% of the number of common shares sold in the Offering. The agent’s warrant’s will be exercisable at $0.25 per share for a period of 12 months from the closing date. The Offering is subject to a 15% over-allotment option at the sole discretion of the agent. The Company has applied to list its common shares on the Canadian Securities Exchange (the “CSE”). Closing of the Offering is conditional on the common shares being approved for listing on the CSE.

f)

The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the Canadian and global economies, disruptions of financial markets, and created uncertainty regarding potential impacts to the Company’s supply chain and operations. The COVID-19 pandemic has impacted and could further impact the Company’s operations and the operations of the Company’s customers, suppliers and vendors as a result of quarantines, facility closures, and travel and logistics restrictions. The extent to which the COVID-19 pandemic impacts the Company’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to the duration, spread, severity, and impact of the COVID-19 pandemic, the effects of the COVID-19 pandemic on the Company’s customers, suppliers and vendors and the remedial actions and stimulus measures adopted by local and federal governments, and to what extent normal economic and operating conditions can resume. The management team is closely following the progression of COVID-19 and its potential impact on the Company. Even after the COVID-19 pandemic has subsided, the Company may experience adverse impacts to its business as a result of any economic recession or depression that has occurred or may occur in the future. Therefore, the Company cannot reasonably estimate the impact at this time on its business, liquidity, capital resources and financial results. The Company has determined that these events are non-adjusting subsequent events. Accordingly, the financial position and results of operations as of and for the year ended December 31, 2019 have not been adjusted to reflect their impact.